SHAREHOLDER SUB-ACCOUNTING SERVICES AGREEMENT

         Agreement made as of the 1st day of May, 1991 by and between (i) each of the investment companies listed (collectively the "Templeton Funds"), as such Schedule may be amended from time to time; (ii) Templeton Funds Trust Company ("Templeton Funds Trust Company"); (iii) Financial Data Service, Inc. ("FDS"), a New Jersey corporation; and (iv) Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a Delaware corporation.

                                  WITNESSETH:

         WHEREAS, the Templeton Funds are investment companies registered under the Investment Company Act of 1940, as amended (the"Act"); and

         WHEREAS, Templeton Funds Trust Company, is the transfer agent, dividend disbursing agent and shareholder servicing agent for the Templeton Funds; and

         WHEREAS, Templeton Funds and Templeton Funds Trust Company have entered into a separate agreement pursuant to which Templeton Funds Trust Company agreed to arrange for the performance of certain administrative services for shareholders of the Templeton Funds who maintain shares of any of such Funds in a brokerage account with MLPF&S, a broker-dealer affiliated with FDS; and

         WHEREAS, Templeton Funds Trust Company desires to retain MLPF&S to perform such services and MLPF&S is willing and able to furnish such services on the terms and conditions hereinafter set forth.
         NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, each party hereto severally agree, as follows:

         1. MLPF&S agrees to perform the administrative services and functions specified in Exhibit A hereto (the "Services") for the benefit of the shareholders of the Templeton Funds who maintain shares of any of such Funds in brokerage accounts with MLPF&S and whose shares are included in the master account referred to in paragraph 1 of Exhibit A (collectively, the "MLPF&S customers").

         2. MLPF&S agrees that it will maintain and preserve all records as required by law to be maintained and preserved in connection with providing the services, and will other wise comply with all law, rules and regulations applicable to the services. Upon the request of Templeton Funds Trust Company, MLPF&S shall provide copies of all the historical records relating to transactions involving any Templeton Fund and MLPF&S customers, written communication regarding that Fund to or from such customers and other materials, in each case as amy reasonably be requested to enable any of the Funds or its representatives, including without limitation its auditors, investment adviser, Templeton Funds Trust Company or successor transfer agent or distributor, to monitor and


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review the  Services,  or to comply with any request of the board of  directors, trustees or general partners (collectively, the "Directors") of Templeton Funds or of a governmental body, self-regulatory organization or a shareholder. MLPF&S agrees that it will permit Templeton Funds Trust Company, and any Templeton Fund or their representatives to have reasonable access to its personnel and records in order to facilitate the monitoring of the quality of the services. It is understood that notwithstanding anything herein to the contrary, neither FDS nor MLPF&S shall be required to provide the names and addresses of MLPF&S customers to Templeton Funds Trust Company, any Templeton Fund of their representatives, unless applicable laws otherwise require.

         3. MLPF&S may contract with or establish relationships with FDS or other parties for the provision of services or activities of MLPF&S required by the Agreement.

         4. Each of MLPF&S and FDS hereby agrees to notify promptly Templeton Funds Trust Company if for any reason either of them is unable to perform fully and promptly any of its obligations under this Agreement.

         5. Each of MLPF&S and FDS hereby represent that neither of them now owns or holds with power to vote any shares of the Templeton Funds which are registered in the name of MLPF&S or the name of its nominee and which are maintained in MLPF&S brokerage accounts.

         6. The provisions of the Agreement shall in no way limit the authority of Templeton Funds Trust Company or any Templeton Fund to take such action as it may deem appropriate or advisable in connection with all matters relating to the operations of such Fund and/or sale of its shares.

         7. In consideration of the performance of the services by MLPF&S and FDS, hereunder, each Templeton Fund severally agrees to compensate FDS at the rate of $6.00 annually per shareholder account which rate may change pursuant to a written amendment to this Agreement executed by and amount the parties hereto. Payment shall be made monthly based upon the number of shareholders of a Fund who hold shares of such Fund in a MLPF&S brokerage account for any part of the subject month. MLPF&S agrees that, notwithstanding anything herein to the contrary, it will not request any increase in its compensation hereunder prior to May 3, 1993. In the event MLPF&S or FDS as it's agent where to mail any such Fund's proxy materials, reports, prospectuses and other information to shareholders of any Templeton Fund who are Merrill Lynch customers pursuant to paragraph 4 of Exhibit A, Templeton Funds Trust Company or any such Templeton Funds agrees to reimburse MLPF&S or FDS, as the case by be, for postage, handling fees and reasonable costs of supplies used by it in such mailings in an amount to be determined in accordance with the rates set forth in Rule 451.90 of the New York Stock Exchange, Inc.



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The accuracy of the account charges and the expenses for postage,  handling fees and reasonable costs of suppliers billed pursuant to this paragraph shall be certified once each year by independent public accountants of MLPF&S as of a month selected by Templeton Funds Trust Company, such certification to be at the expense of MLPF&S.

         8. FDS shall indemnify and hold harmless each Templeton Fund and Templeton Funds Trust Company, from and against any all losses or liabilities that any one or more of them may incur, including without limitation reasonable attorneys' fees, expenses and cost, arising out of or related to the performance or non-performance of MLPF&S or FDS or its responsibilities under this Agreement, EXCLUDING, HOWEVER, any such claims, suits, loss, damage or cost caused by, contributed to or arising from any noncompliance by Templeton Funds Trust Company or any of the Templeton Funds with its obligations under this Agreement, as to which Templeton Funds Trust Company and the Templeton Funds shall indemnify, hold harmless and defend FDS and MLPF&S on the same basis as set forth above.

         9. This Agreement may be terminated at any time by each of MLPF&S, FDS and Templeton Funds Trust Company or by any Templeton Fund as to itself upon 30 days written notice to FDS. This Agreement may also be terminated at any time without penalty upon 30 days written notice to FDS that a majority of the Directors of any Templeton Fund have determined to terminate its agreement(s) with Templeton Funds Trust Company pertaining to the service hereunder. The provisions of paragraph 2 and 8 shall continue in full force and effect after the termination of this Agreement. Notwithstanding the foregoing, this Agreement shall require MLPF&S to preserve any records relating to this Agreement beyond the time period otherwise required by the laws to which MLPF&S is subject.

         10. Any other Templeton Fund for which Templeton Funds Trust Company serves as transfer agent may become a party to this Agreement by giving written notice to MLPF&S or FDS that it has elected to become a party hereto and by having this Agreement executed on its behalf.

         11. Each of MLPF&S and FDS understand and agree that the obligations of the Templeton Funds under this Agreement are not binding upon any shareholder of any of the Funds personally, but bind only each Fund and each Fund's property; each of MLPF&S and FDS represents that it has notice of the provisions of the Declaration of trust of each of the Templeton Funds disclaiming shareholder liability for acts or obligations of the Fund.

         12. It is understood and agreed that in performing the services under this Agreement, neither MLPF&S nor FDS shall be acting as an agent for any of the Templeton Funds.

         IN WITNESS HEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

MERRILL LYNCH, PIERCE, FENNER                 FINANCIAL DATA SERVICES, INC.
         & SMITH INC.


By:  /s/ HARRY P. ALLEX                        By: /s/ ROBERT C. DOAN
Print Name: Harry P. Allex                     Print Name: Robert C. Doan
Title: Sr. Vice President                      Title:  President


Templeton Funds Trust Company                  Templeton Income
                                               Templeton Growth Fund, Inc.
                                               Templeton Smaller Companies
                                                    Growth Fund
                                               Templeton Foreign Fund
                                               Templeton World Fund
                                               Templeton Real Estate Securities
                                                   Fund
                                               Templeton Global Opportunities
                                                   Trust
                                               Templeton Tax Free Insured Fund
                                               Templeton Value Fund, Inc.
                                               Templeton American Trust, Inc.


By: /s/DAN CALABRIA                            By: /s/ DAN CALABRIA
Print Name:  Dan Calabria                      Print Name:  Dan Calabria
Title: President                               Title:  Vice President





























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                                   EXHIBIT A

         Pursuant to the Agreement by and among the parties hereto, MLPF&S shall perform the following services:

         1. Maintain separate records for each shareholder of any of the Templeton Funds who hold shares of a Fund in a brokerage account with MLPF&S ("MLPF&S customers"), which records shall reflect shares purchased and redeemed and share balances. MLPF&S customers and such account shall be in the name of MLPF&S or its nominee as the record owner of the shares owned by such customers.

         2. Disburse or credit to MLPF&S customers all proceeds of redemptions of shares of the Funds and all dividends and other distributions not reinvested in shares of the Funds.

         3. Prepare and transmit to MLPF&S customers periodic account statements showing the total number of shares owned by the customer as of the statement closing date, purchases and redemptions of Templeton Fund shares by the customer during the period covered by the statement and the dividends and other distributions paid to the customer during the statement period (whether paid in cash or reinvested in Fund shares).

         4. Transmit to MLPF&S customers proxy materials and reports and other information received by MLPF&S from any of the Templeton Funds and required to be sent to shareholder under the federal securities laws, and, upon request of the Fund's transfer agent transmit to MLPF&S customers material fund communications deemed by the fund, through its Board of Directors or other similar governing body, to be necessary and proper for receipt by all Fund beneficial shareholders.

         5. Transmit to the Fund's transfer agent purchase and redemption orders on behalf of Merrill Lynch customers in accordance with the commission schedule (front and rear end) in the Fund's then current prospectus.

         6. Provide to Templeton Funds Trust Company, or the Funds, or any of the agents designated by any of them, such periodic reports as Templeton Funds Trust Company shall reasonably conclude is necessary to enable any of the Templeton Funds and its distributor to comply with State Blue Sky requirements.

         7. Prepare and transit to MLPF&S customers annually all tax information reports or statements required to be furnished to shareholders of the Templeton Funds with respect to their Fund shares by the Internal Revenue Code and the Regulations promulgated thereunder.